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                                                                   EXHIBIT 10.43






                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                 AUGUST 18, 1995

                                  BY AND AMONG

                  WILLIAM D. ROTHENBERG, MARSHALL D. WEXLER AND

                        SOUTHERN CALIFORNIA TITLE COMPANY

                                       AND

                        FIDELITY NATIONAL FINANCIAL, INC.
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                            STOCK PURCHASE AGREEMENT

                                   DATED AS OF

                                 AUGUST 18, 1995

                                  BY AND AMONG

                  WILLIAM D. ROTHENBERG, MARSHALL D. WEXLER AND

                        SOUTHERN CALIFORNIA TITLE COMPANY

                                       AND

                        FIDELITY NATIONAL FINANCIAL, INC.

                            STOCK PURCHASE AGREEMENT

         This Stock Purchase Agreement (the "Agreement") is dated as of this 18th day of August, 1995, by and among WILLIAM D. ROTHENBERG and MARSHALL D. WEXLER, ("Selling Shareholders"), SOUTHERN CALIFORNIA TITLE COMPANY, a California corporation ("SCTC"), and FIDELITY NATIONAL FINANCIAL, INC., a Delaware corporation ("Fidelity").

                                    RECITALS

         A. SCTC currently has authorized for issuance 500,000 shares of common stock of which 100 shares are issued and outstanding. Selling Shareholders own and otherwise hold all 100 shares of the issued and outstanding common stock (the "SCTC Stock") in the amounts set forth on SCHEDULE A-1.

         B. The parties hereto have determined that it is in the best interests of SCTC, its Selling Shareholders and Fidelity that Fidelity acquire the SCTC Stock.

         C. Selling Shareholders desires to sell to Fidelity and Fidelity desires to purchase from Selling Shareholders the SCTC Stock in accordance with the terms and conditions set forth herein.

         NOW, THEREFORE, with reference to the foregoing and in consideration of and subject to the conditions, representations, warranties, agreements and covenants contained in this Agreement, Selling Shareholders, SCTC and Fidelity, intending to be legally bound hereby, agree as follows:

                                   AGREEMENTS

                                    SECTION 1

                        PURCHASE PRICE AND PAYMENT TERMS

         1.01 Purchase of SCTC Stock from Selling Shareholders. Subject to and upon the terms and conditions set forth in this Agreement, Selling Shareholders will sell, transfer, convey, assign and deliver to Fidelity, and Fidelity will purchase at the Closing hereunder, all shares of the SCTC Stock set forth opposite the name of Selling Shareholders on SCHEDULE A-1 for the consideration set forth in Section 1.02 hereof. Transfer of the SCTC Stock shall entitle Fidelity, through the ownership of the SCTC Stock, to 100% of the business, assets, title plants, properties, goodwill and rights of SCTC as a going concern, of every nature, kind and description, tangible and intangible, wheresoever located and whether or not carried or reflected on


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the books and records of SCTC, including, without limitation, the assets reflected on the most recent SCTC Balance Sheet referred to in Section 3.07 hereof (the "Most Recent Balance Sheet"), with only such dispositions of such assets reflected on the Balance Sheet as shall have occurred in the ordinary course of SCTC's business between the date hereof and the Closing and which are permitted by the terms hereof.

         1.02  Purchase Price.

               (a) In consideration of the sale, transfer, conveyance, assignment and delivery of 100% of the outstanding shares of common stock of SCTC by Selling Shareholders to Fidelity, and in reliance upon the representations and warranties made herein by Selling Shareholders and SCTC, Fidelity will, in full payment therefor, pay to Selling Shareholders at the Closing the aggregate sum of One Million Nine Hundred Twenty Thousand Two Hundred Forty-One and 10/100 ($1,920,241.10) ("Purchase Price") by wire transfer of funds as provided in SCHEDULE A-2.

               (b) In the event that between the date hereof and the Closing, SCTC or Selling Shareholders shall cause SCTC to make any payment or payments to any person, firm, or entity in respect of any matter (including without limitation, any and all expenses in respect of this Agreement) other than in the ordinary course of the business of SCTC ("Business") and permitted hereunder, the Purchase Price shall be reduced by an amount equal to the aggregate of all such payments.

                                    SECTION 2

                                   THE CLOSING

         2.01 Closing Date. The Closing shall take place at 1:00 p.m., local time, on the 18th day of August, 1995, at the offices of Fidelity, 17911 Von Karman Avenue, Suite 500, Irvine, California 92714, or such other time and place as the parties may agree upon. The day on which the Closing actually takes place is herein sometimes referred to as the Closing Date. In the event either of the parties is entitled not to close on the scheduled date because a condition to the Closing set forth herein has not been met (or waived by the party or parties entitled to waive it), such party may postpone the Closing from time to time, by giving written notice to the other party, until the condition has been met (which all parties will use their best efforts to cause to happen), but in no event to a date later than August 21, 1995, unless otherwise agreed to by the parties.

         2.02 Delivery by Selling Shareholders. Provided that all conditions to the Closing set forth in Sections 8 and 9 hereof have been satisfied or waived, at the Closing, Selling


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Shareholders shall deliver to Fidelity certificates evidencing the SCTC Stock endorsed for transfer to Fidelity.

         2.03 Payment by Fidelity. Provided that all conditions to the Closing set forth in Sections 8 and 9 have been satisfied or waived, at the Closing, Fidelity shall pay to Selling Shareholders an amount equal to the Purchase Price by delivery of a wire transfer of funds in such amount and to such accounts as provided in SCHEDULE A-2.

                                    SECTION 3

                         REPRESENTATIONS AND WARRANTIES
                        OF SCTC AND SELLING SHAREHOLDERS

         SCTC and the Selling Shareholders, jointly and severally, hereby represent and warrant, as of the date hereof and as of the Closing Date to Fidelity, with such exceptions, modifications, descriptions and disclosures as are set forth in the Schedules attached hereto, as set forth below:

         3.01 Validity. This Agreement has been, and the documents to be delivered at Closing will be, duly executed and delivered and constitute lawful, valid and legally binding obligations of SCTC and the Selling Shareholders, enforceable in accordance with their respective terms. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby will not result in the creation of any lien, charge or encumbrance of any kind or the acceleration of any indebtedness or other obligation of the Business and are not prohibited by, do not violate or conflict with any provision of, and do not constitute a default under or a breach of (a) the charter or bylaws of SCTC, (b) any contract, agreement, permit, license or other instrument to which SCTC or the Selling Shareholders is a party or by which SCTC or the Selling Shareholders, or any of their respective assets, is bound, (c) any order, writ, injunction, decree or judgment of any court or governmental agency, or (d) any law, rule or regulation applicable to SCTC or the Selling Shareholders and will not restrict the ability of Fidelity to carry on the Business. No approval, authorization, consent or other order or action of or filing with any person, including any court, administrative agency or other governmental authority, is required for the execution and delivery by SCTC of this Agreement or the consummation by SCTC and the Selling Shareholders of the transactions contemplated hereby, except for filings or consents required pursuant to (i) the Worker Adjustment and Restraining Notification Act of 1988 and the rules and regulations thereunder ("WARN Act"); (ii) filings with state insurance regulatory agencies; (iii) applicable federal, state or local laws and regulations relating to the underwriting and sale of title insurance; and (iv) requirements of applicable federal and state securities laws.


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         3.02 Organization, Etc. SCTC is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has no active subsidiaries at the date hereof, except as set forth in SCHEDULE C-2 (the "SCTC Subsidiaries"). Each of the SCTC Subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation as identified in SCHEDULE C-2. Except as disclosed to Fidelity on or before the date this Agreement is executed and delivered, SCTC and the SCTC Subsidiaries have corporate power to own or lease their respective properties and to carry on their respective businesses as and in the places where such properties are now owned, leased or operated, and such businesses are now conducted, and have complied in all material respects with all material federal, state and local laws with respect to their operation and the conduct of their businesses. SCTC and each of the SCTC Subsidiaries are duly qualified and licensed and in good standing as foreign corporations, or are licensed to do business as insurers, in each jurisdiction as set forth in SCHEDULE C-2, constituting each jurisdiction in which such qualification and licensing is required except for jurisdictions in which the failure to so qualify or be licensed would not have a material adverse effect on the financial condition or business of SCTC or the SCTC Subsidiaries taken as a whole. Copies of the Certificate of Incorporation and all amendments thereto, bylaws as amended and currently in force, stock records and corporate minutes and records of SCTC and each of the SCTC Subsidiaries heretofore made available to Fidelity are true, complete and correct at the date hereof.

         3.03 Subsidiaries. Except as disclosed in SCHEDULE C-3, SCTC does not own stock or have any other equity interest in, and does not control, directly or indirectly, any corporation, association, partnership, joint venture or other entity and has not had such an ownership or control relationship with any such entity. The capitalization, including authorized capital stock and long-term debt, of each SCTC Subsidiary is accurately described in SCHEDULE C-3. All outstanding shares of capital stock of each SCTC Subsidiary (the "Shares") are duly authorized, validly issued, fully paid and nonassessable, were not issued in violation of any preemptive or other right of any person to acquire securities of any SCTC Subsidiary and constitute in the aggregate all the issued and outstanding shares of all classes of capital stock of the SCTC Subsidiaries. There is no outstanding subscription, option, convertible security, preemptive right, warrant, call or agreement (other than this Agreement) relating to the Shares or other obligations of any SCTC Subsidiary to issue any shares of capital stock. SCTC has good, marketable and indefeasible title to all of the Shares and the absolute right to sell, assign, transfer and deliver the same to Fidelity, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title


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retention agreements, indentures, security agreements or any other encumbrance or restriction of any kind.

         3.04  Capital Stock, Stock Options.

               (a) SCTC has authorized capital stock consisting of 500,000 shares of common stock, of which 100 shares are issued and outstanding. All of the issued and outstanding shares of SCTC Stock are duly authorized and validly issued, fully paid and nonassessable, were offered, issued and sold in accordance with applicable federal and state securities laws, and there are no preemptive rights in respect thereof. There are no other classes of stock of SCTC other than the common stock set forth above and there are no outstanding options, warrants or other instruments which would entitle the holders thereof to acquire any common stock or other class of stock in SCTC.

               (b) Except as set forth in SCHEDULE C-4, there are no outstanding options, warrants, rights, calls, commitments, conversion rights, plans or other agreements of any character providing for the purchase or issuance of any SCTC securities of any description.

               (c) As of the Closing Date, all necessary filings will have been made with and all necessary approvals will have been obtained from federal and state securities regulatory authorities. All applicable stock transfer or similar fees and taxes will have been paid by or on behalf of SCTC and the Selling Shareholders.

               (d) Except as set forth in SCHEDULE C-4, the Selling Shareholders have good, marketable and indefeasible title to all of the SCTC Shares and the absolute right to sell, assign, transfer and deliver the same to Fidelity, free and clear of all claims, security interests, liens, pledges, charges, escrows, options, proxies, rights of first refusal, preemptive rights, mortgages, hypothecations, prior assignments, title retention agreements, indentures, security agreements or any other encumbrance or restriction of any kind.

         3.05 Corporate Authority. SCTC has full legal right and corporate power and authority, without the consent of any other person, to make, execute, deliver and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by SCTC and the Selling Shareholders has been duly authorized by all necessary corporate action of SCTC and the Selling Shareholders, subject to compliance with applicable regulatory requirements.

         3.06 No Default Resulting from Agreement. Except as set forth in SCHEDULE C-6, neither the execution and delivery of this Agreement nor the performance by SCTC in compliance with its terms will result in any breach of the terms and conditions of,


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or constitute a default under, the Certificate of Incorporation or bylaws of
SCTC or any of the SCTC Subsidiaries, or any agreement, instrument, undertaking, judgment, decree, governmental order or other restriction or obligation to which SCTC or any of the SCTC Subsidiaries is a party or by which they or any of their properties or assets may be bound or affected.

         3.07 Financial Statements. Attached as SCHEDULE C-7(1) are true, correct and complete copies of the financial statements of SCTC, including the balance sheets of SCTC as at June 30, 1995 and December 31, 1994, 1993 and 1992 (the "SCTC Balance Sheets"), and the statements of Income, Stockholders' Equity and Changes in Financial Position for the three fiscal years then ended, together with the reports thereon of Miller and Co., independent auditors (such unaudited and audited financial statements, including the notes and schedules thereto, if any, are hereinafter referred to as the "SCTC Financial Statements"). Except as set forth in SCHEDULE C-7(2), the SCTC Financial Statements have been prepared in accordance with generally accepted accounting principles applied on a consistent basis and the SCTC Financial Statements present fairly the assets, liabilities, stockholders' equity and financial condition of SCTC and the SCTC Subsidiaries as at the dates indicated and the results of their operations and changes in financial position for the periods then ended.

         3.08 Tax Status. All federal, state and local tax and information returns required to have been filed prior to the date hereof by SCTC have been duly and timely (including any extensions) filed and each such return correctly reflects the income, franchise, premium and other tax liability and all other information regarding SCTC and the SCTC Subsidiaries required to be reported thereon. All taxes, penalties, interest and related charges and fees related to income of SCTC or any SCTC Subsidiary have been paid, to the extent such payments are required prior to and as of the date hereof, and neither SCTC nor any SCTC Subsidiary has any deficiency with respect to any tax period or any liability with respect to taxes or penalties and interest thereon, or related charges and fees, whether or not assessed, which are not adequately provided for in the tax accrual reserves in the SCTC Financial Statements, except current and deferred taxes pertaining to income earned after the date of the most recent SCTC Financial Statements. Except as set forth in SCHEDULE C-8, the federal income tax returns of SCTC and each of the SCTC Subsidiaries have not been audited by the Internal Revenue Service during the past 10 years. There is not now any proposed assessment of additional taxes, and there are no waivers or agreements by SCTC for the extension of time for the assessment of any taxes. SCTC and each of the SCTC Subsidiaries have filed all required sales, an valorem and other tax returns and have paid all of such taxes required to be paid by them prior to the date hereof.

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         3.09  Notes and Accounts Receivable. Except as set forth in SCHEDULE
C-9, all notes receivable and accounts receivable reflected on the Most Recent Balance Sheet (net of reserves stated therein) were, and all such receivables held in SCTC and the SCTC Subsidiaries on the date hereof are, valid obligations of the respective makers thereof and were not, and are not subject to any valid offset or counterclaim, and are not subject to prior assignment, claim, lien or security interest. No allowances for uncollectible accounts and notes and contract cancellations are reflected on the Most Recent Balance Sheet. SCTC has no reason to believe that its future experience with respect to the allowances for uncollectible accounts and notes and contract cancellations will be different from its historical experience.

         3.10 Actions, Suits, Etc. SCHEDULE C-10 sets forth as of the date of this Agreement all actions, suits, claims, complaints, charges, hearings, investigations, arbitrations (or other dispute resolution proceedings) or other proceedings pending or threatened against, by or affecting SCTC or any of the SCTC Subsidiaries in any court or panel or before any arbitrator or governmental agency, domestic or foreign, other than actions related to garnishments of employee wages. Neither SCTC nor any of the SCTC Subsidiaries has been charged with, or is under investigation with respect to, any charge concerning any violation of any provision of any federal, state or other applicable law or administrative regulation in respect to its business, except as set forth in SCHEDULE C-10. Except as set forth in SCHEDULE C-10, there are no judgments unsatisfied against SCTC or any SCTC Subsidiary and no consent decrees to which SCTC or any SCTC Subsidiary is subject. Neither SCTC nor any of the SCTC Subsidiaries is involved in or threatened with any labor dispute which could have an adverse effect on the business and operations of SCTC and the SCTC Subsidiaries taken as a whole. Additionally, SCHEDULE C-10 sets forth a summary of the number and amount of all other unpaid and unsettled claims received by SCTC and the SCTC Subsidiaries regarding their policies or operations. Upon due inquiry, neither SCTC, SCTC Subsidiary nor Selling Shareholders knows, anticipates or has notice of any reasonable basis for any of the actions described above.

         3.11 Agencies, Agents and Associates. SCHEDULE C-11 sets forth an accurate, correct and complete list of: (a) agencies, agents, sales associates or similar persons or entities through which SCTC or any SCTC Subsidiary place title insurance policies or which otherwise direct purchasers of title insurance and related services to SCTC or any SCTC Subsidiary ("Agents"), (b) Agents whose relationship with SCTC or any SCTC Subsidiary has been terminated within one year prior to the date hereof, (c) all persons who have become Agents within one year prior to the date hereof, and (d) all agreements, arrangements and understandings between SCTC or a SCTC Subsidiary and an Agent


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(the "Agency Agreements"). Each Agent is licensed under and otherwise complies with all applicable laws, rules and regulations, including the regulations of state insurance regulators.

         3.12 Material Contracts. SCHEDULE C-12 sets forth an accurate, correct and complete list of all instruments, commitments, agreements, arrangements and understandings related to the Business to which SCTC or any SCTC Subsidiary is a party or bound, or pursuant to which SCTC or any SCTC Subsidiary is a beneficiary, meeting any of the descriptions set forth below (the "Material Contracts"):

               (a) Real Estate Leases, Personal Property Leases, Insurance, licenses of Intellectual Property, Technical Information or Software, Agency Agreements, Employment Contracts and Benefit Plans;

               (b) Any contract for capital expenditures or for the purchase of goods or services in excess of $20,000, except those incurred in the ordinary course of business and to be performed in six months or less;

               (c) Any purchase order, agreement or commitment obligating SCTC or any SCTC Subsidiary to sell or deliver any product or service at a price which does not cover the cost (including labor, materials and overhead) plus the customary profit margin associated with such product or service;

               (d) Any instrument evidencing indebtedness, any liability for borrowed money, any obligation for the deferred payment of the purchase price for property in excess of $20,000 (excluding normal trade payables), or any instrument guaranteeing any indebtedness, obligation or liability;

               (e) Any joint venture, partnership, cooperative arrangement or any other agreement involving a sharing of profits;

               (f) Any advertising contract not terminable without payment or penalty on sixty (60) days (or less) notice;

               (g) Any deed, lease, easement, agreement or other instrument affecting any right, title or interest in or to real property;

               (h) Any contract with any government or any agency or instrumentality thereof;

               (i) Any license or royalty agreement;


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               (j) Any power of attorney, proxy or similar instrument;

               (k) The Certificate of Incorporation, bylaws and other organizational or constitutive documents of SCTC and any SCTC Subsidiary and any agreement among stockholders of SCTC or any SCTC Subsidiary;

               (l) Any contract for the purchase or sale of any of its assets other than in the ordinary course of business or granting an option or preferential rights to purchase or sell any assets;

               (m) Any contract to indemnify any party or to share tax liability with any party;

               (n) Any contract for the purchase or sale of foreign currency or otherwise involving foreign exchange transactions;

               (o) Any contract containing covenants not to compete in any line of business or with any person in any geographical area;

               (p) Any contract relating to the acquisition of a business or the equity of any other person;

               (q) Any contract relating to the purchase or sale of a portion of its requirements or output;

               (r) Any other contract, commitment, agreement, arrangement or understanding related to the Business (other than those excluded by an express exception from the descriptions set forth in subsections (a) through (q) above) which (i) provides for payment or performance by either party thereto having an aggregate value of $20,000 or more, (ii) is not terminable without payment or penalty on sixty (60) days (or less) notice, or (iii) is between SCTC or any SCTC Subsidiary or any of their Affiliates (as defined below); and

               (s) Any proposed arrangement of a type that if entered into would be a Material Contract.

Accurate, correct and complete copies of each Material Contract have been delivered to Fidelity. Each Material Contract is in full force and effect and is valid, binding and enforceable in accordance with its terms. Each party has complied with all material commitments and obligations on its part to be performed or observed under each Material Contract. No event has occurred which is or, after the giving of notice or passage of time, or both, would constitute a default under or a breach of any Material Contract by SCTC or any SCTC Subsidiary, or, to the


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knowledge of SCTC, by any other party. SCTC has not received or given notice of an intention to cancel or terminate a Material Contract or to exercise or not exercise options or rights under a Material Contract. Neither SCTC nor any SCTC Subsidiary has received any notice of a default, offset or counterclaim under any Material Contract, or any other communication calling upon SCTC or any SCTC Subsidiary to comply with any provision of any Material Contract or ascertaining noncompliance. The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a default under or a breach of any provision of a Material Contract, and Fidelity will have and may enjoy and enforce all rights and benefits under each Material Contract. There is no security interest, lien, encumbrance or claim of any kind on SCTC's or any SCTC Subsidiary's interest under any Material Contract.

         3.13 Lists of Certain Employees, Bank Accounts, Insurance Policies and Investments. SCHEDULE C-13 contains, with respect to SCTC and the SCTC
Subsidiaries:

               (a) a true and complete list showing the names and compensation arrangements of all persons whose rate of compensation from SCTC or any of the SCTC Subsidiaries for the current fiscal year will equal or exceed $20,000, including a summary description of all agreements, arrangements or understandings, written or oral, with officers, directors and employees of SCTC or any SCTC Subsidiary, regarding services to be rendered, terms and conditions of employment, and compensation (the "Employment Contracts"). The services of all present employees will continue to be available on substantially the same terms and conditions to Fidelity following the Closing. SCHEDULE C-13 sets forth an accurate, correct and complete list of each employee who may become entitled to receive supplementary retirement benefits or allowances, whether pursuant to a contractual obligation or otherwise, and the estimated amounts of such payments. Since December 31, 1994, neither SCTC nor any SCTC Subsidiary has (i) paid, or made any accrual or arrangement for the payment of, bonuses or special compensation of any kind, including any severance or termination pay, to any present or former officer or employee, (ii) made any general wage or salary increases or (iii) increased or altered any other benefits or insurance provided to any employee. No employee is eligible for payments that would constitute "parachute payments" under Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"). SCTC and each SCTC Subsidiary have complied with all laws, rules and regulations relating to the employment of labor, including provisions relating to wages, hours, equal opportunity, occupational health and safety, severance, collective bargaining and the payment of social security and other taxes. Except as disclosed in SCHEDULE C-13, there is not and will not be any duty, responsibility, liability or obligation under any laws, rules or regulations relating to employment or any common law


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
trust or contractual duty or standard of care arising from an employment relationship attributable to an event occurring or a state of facts existing prior to the Closing Date;

               (b) the name and address of each bank in which SCTC or any of the SCTC Subsidiaries has an account, safe deposit box, deposit, line of credit or other loan facility and, except for escrow and other trustee accounts, the names of all persons authorized to draw thereon or to have access thereto; and

               (c) a true and complete list and brief description of all policies of fire, liability, life and all other forms of insurance owned or held by SCTC or any of the SCTC Subsidiaries, all of which are in full force and effect on the date hereof. SCTC is not aware of any condition or fact which would lead it to believe that such policies would not insure SCTC and the SCTC Subsidiaries in a manner which is reasonably adequate at all times to protect them against risks of a material nature customarily insured against by others in the same location and engaged in the same or similar businesses that may reasonably be expected to have a material adverse effect upon the financial condition or business of SCTC and the SCTC Subsidiaries considered as a whole, there are no pending or asserted claims against such insurance as to which any insurer has denied liability, and there are no claims under such insurance that have not been properly filed. SCHEDULE C-13 also sets forth the claims experience for the last two full fiscal years and the interim period through the date hereof with respect to the Business (both insured and self-insured); and

               (d) a list of all marketable securities owned, together with the date of purchase, cost basis, current book value and the market value, as of June 30, 1995, of such securities. Except as set forth in SCHEDULE C-13, and except for routine maturities, sales and investments of funds in U.S. Treasury short-term obligations, since December 31, 1994 there have been no material portfolio sales or transfers. SCTC has good and marketable title to all of such investments. All of the securities on SCHEDULE C-13 and in the Form 9 are (a) properly valued at the lower of cost or market, (b) readily marketable, and (c) fully paid and not subject to assessment or other claims upon the holder thereof.

         3.14 Union Agreements and Employee Relations. Neither SCTC nor any of the SCTC Subsidiaries is a party to any union or collective bargaining agreements, or similar agreements with employees as a group, nor does SCTC have knowledge of any pending or potential attempt to unionize any of the employees of SCTC or any of the SCTC Subsidiaries. Neither SCTC nor any of the SCTC Subsidiaries have, during the last five years, been the subject of a union election. To the best of SCTC's knowledge, neither SCTC nor any of the SCTC Subsidiaries have reason to believe that their continuing relations with their employees will vary in any


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
way that would have a material adverse affect on the business or operations of SCTC or any of the SCTC Subsidiaries.

         3.15  Employee Benefit Plans.

               (a) Benefit Plans. SCHEDULE C-15 sets forth an accurate, correct and complete list and summary description of all "welfare benefit plans" (as defined in Section 3(2) of the Employee Retirement Income SCTC Act of 1974, as amended ("ERISA")), "employee pension benefit plans" (as defined in Section 3(2) of ERISA), bonus, profit sharing, deferred compensation, incentive or other compensation plans or arrangements, and other employee fringe benefit plans whether funded or unfunded, qualified or unqualified (all the foregoing being herein called "Benefit Plans") maintained or contributed to by SCTC or any SCTC Subsidiary or any other organization which is a member of a controlled group of organizations (within the meaning of Sections 4l4(b), (c), (m) or (o) of the Code) for the benefit of any of its officers, employees or other persons. SCTC has delivered to Fidelity accurate, correct and complete copies of (i) each Benefit Plan (or, in the case of any unwritten Benefit Plans, descriptions thereof), (ii) the most recent annual report on Form 5500 and attached Schedule B (including any related actuarial valuation report), if any, filed with the Internal Revenue Service with respect to any Benefit Plan (if any such report was required), (iii) each trust agreement and group annuity contract relating to any Benefit Plan, (iv) certified financial statements, (v) attorney's response to an auditor's request for information, (vi) collective bargaining agreements or other such contracts, (vii) Form S-8, including any amendments thereto,
(viii) each ruling letter or any outstanding ruling request on the tax exempt status of any voluntary employees' beneficiary association ("VEBA") implementing a Benefit Plan, and (ix) each general notification to employees of their rights under Section l62(k) of the Code and any other such correspondence indicating compliance with said Section l62(k).

               (b) Funding. All contributions to, and payments from, the Benefit Plans that may have been required to be made in accordance with the Benefit Plans and, when applicable, Section 302 of ERISA or Section 412 of the Code, have been timely made. All such contributions to, and payments from, the Benefit Plans, except those payments to be made from a trust qualified under Section 401(a) of the Code, for any period ending before the Closing Date that are not yet, but will be, required to be made, will be properly accrued and reflected in the SCTC Financial Statements. With respect to each Benefit Plan that is subject to Title I, Subtitle B, Part 3 of ERISA (concerning "Funding"), the funding method used in connection with such Benefit Plan is acceptable under ERISA, and the actuarial assumptions used in connection with funding such Benefit Plan, in the aggregate, are reasonable. SCHEDULE C-15 sets forth as of June 30, 1995 (i) the actuarial present value (based upon the same actuarial assumptions as those heretofore used for funding purposes) of all vested and nonvested (but without any assumption that nonvested accrued benefits have become nonforfeitable) accrued benefits (whether on account of retirement, termination, death or disability) under such Benefit Plan, (ii) if such Benefit Plan uses a benefit accrual formula having reference to final earnings, the actuarial present value of the benefits under such Benefit Plan as calculated in
(i), but based upon projected earnings increases of five percent per annum,
(iii) the actuarial present value (based upon the same actuarial assumptions, other than turnover assumptions, as those heretofore used for funding purposes) of vested benefits under such Benefit Plan, (iv) the net fair market value of the assets held to fund such Benefit Plan, (v) the funding method used in connection with such Benefit Plan, (vi) the amount and plan year of any "accumulated funding deficiency" as defined in Section 302(a)(2) of ERISA which exists with respect to any plan year of such Benefit Plan, and (vii) the amount of any employee contributions under such Benefit Plan. With respect to each Benefit Plan, including an "individual account plan" (as defined in Section 3(34) of ERISA), SCHEDULE C-15 sets forth (A) the amount of any liability of SCTC or any SCTC Subsidiary for contributions due with respect to such Benefit Plan as of the Closing Date and as of the end of any subsequent plan year ending prior to the Closing, and the date any such amounts were paid, and (B) the amount of any contribution paid with respect to such Benefit Plan for the plan year in which the Closing occurs. As of the most recent valuation date for each funded Benefit Plan that is a defined benefit pension plan, the present value of the accrued benefits (as computed by the actuaries for such Benefit Plan using the actuarial assumptions in effect for such purposes as reflected in the most recent actuarial report or valuation for such Benefit Plan) of all participants and former participants in such Benefit Plan did not, and as of the Closing Date such present value will not, exceed the fair market value of its assets.

               (c) Compliance With the Code and ERISA. SCTC and the SCTC Subsidiaries and each Benefit Plan (and any related trust agreement or annuity contract or any other funding instrument) comply currently, and have complied in the past, both as to form and operation, with the provisions of ERISA and the Code (including Section 410(b) of the Code relating to coverage and Section l62(k) relating to health coverage continuation), where required in order to be tax-qualified under Section 401(a) of the Code, and all other applicable laws, rules and regulations; all necessary governmental approvals for the Benefit Plans have been obtained; and, where available, a favorable determination as to the qualification under the Code of each of the Benefit Plans and each amendment thereto has been made by the Internal Revenue Service. All the Benefit Plans, as adopted or as they may have been amended as, when and to the extent required, comply with the applicable provisions of the Tax Equity and Fiscal Responsibility Act of 1982, the Deficit Reduction Act of 1984, the Retirement

Equity Act of 1984, the Tax Reform Act of 1986, the Omnibus Budget Reconciliation Act 1986, the Budget Act of 1987, the Omnibus Budget Reconciliation Act of 1988, the Technical and Miscellaneous Revenue Act of 1988, and the Revenue Reconciliation Act of 1989. Except as set forth in SCHEDULE C-15, the Benefit Plans that are pension benefit plans have received determination letters from the Internal Revenue Service to the effect that such Benefit Plans are qualified and exempt from federal income taxes under Sections 401(a) and 501(a), respectively, of the Code, and no such determination letter has been revoked nor, to the knowledge of SCTC, has revocation been threatened, nor has any such Benefit Plan been amended since the date of its most recent determination letter or application therefor in any respect which would adversely affect its qualification or materially increase its cost.

               (d) Administration. Each Benefit Plan has been administered to date in compliance with the requirements of the Code and ERISA. All reports, returns and similar documents with respect to the Benefit Plans required to be filed with any government agency or distributed to any Benefit Plan participant have been duly and timely filed or distributed. Except as set forth in SCHEDULE C-15, there are no investigations by any governmental agency, termination proceedings or other claims (except claims for benefits payable in the normal operation of the Benefit Plans), suits or proceedings against or involving any Benefit Plan or asserting any rights or claims to benefits under any Benefit Plan that could give rise to any material liability, nor, to the knowledge of SCTC, are there any facts that could give rise to any material liability in the event of any such investigation, claim, suit or proceeding. Future compliance with the requirements of ERISA as in effect on the Closing Date or any collective bargaining agreements to which SCTC or any SCTC Subsidiary is a party will not result in any increase in the rate of benefit accrual under any Benefit Plan. SCTC's financial statements reflect all of SCTC's employee benefit liabilities in a manner satisfying the requirements of FAS 87 and 88. No event has occurred and no condition exists under any Benefit Plan that would subject SCTC, any SCTC Subsidiary or Fidelity to any tax under Code Sections 497l, 4972, 4977 or 4979 or to a fine under ERISA Section 502(c). All forms, documents and other materials have been filed with the Securities and Exchange Commission or otherwise distributed as required by the Securities Act of l933, as amended. There are no leased employees (as defined in Section 4l4(l) of the Code) that must be taken into account under any Benefit Plan.

               (e) Prohibited Transactions. No "prohibited transaction" (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Benefit Plan and which could subject SCTC, a SCTC Subsidiary or any of their respective employees, or a trustee, administrator or other fiduciary of any trusts created under any Benefit Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA. No Benefit Plan has been terminated nor have there been any "reportable events" (as defined in Section 4043 of ERISA and the regulations thereunder) with respect thereto. Neither SCTC nor any SCTC Subsidiary nor any trustee, administrator or other fiduciary of any Benefit Plan nor any agent of any of the foregoing has engaged in any transaction or acted or failed to act in a manner which could subject SCTC, any SCTC Subsidiary, the Business or Fidelity to any liability for breach of fiduciary duty under ERISA or any other applicable law.

               (f) Other Plans. SCHEDULE C-15 sets forth an accurate, correct and complete list and summary description of each deferred compensation plan, bonus plan, stock option plan, employee stock purchase plan and any other employee benefit plan, agreement, arrangement or commitment not required under a previous subsection to be set forth in SCHEDULE C-15 (other than normal policies concerning holidays, vacations and salary continuation during short absences for illness or other reasons) maintained by SCTC or a SCTC Subsidiary.

               (g) Liabilities to PBGC. SCTC and the SCTC Subsidiaries have paid all premiums (and interest charges and penalties for late payment, if applicable) due the Pension Benefit Guaranty Corporation ("PBGC") with respect to each Benefit Plan and each plan year thereof for which such premiums are required. There has been no "reportable event" (as defined in Section 4043(b) of ERISA and the regulations of the PBGC under such Section) with respect to any Benefit Plan subject to Title IV of ERISA. No liability to the PBGC has been incurred by SCTC or the SCTC Subsidiary or any corporation or other trade or business under common control with SCTC or any SCTC Subsidiary (as determined under Section 414(c) of the Code) ("Common Control Entity") on account of any termination of an employee pension benefit plan subject to Title IV of ERISA. No filing has been made by SCTC or any Common Control Entity with the PBGC (and no proceeding has been commenced by the PBGC) to terminate any employee pension benefit plan subject to Title IV of ERISA maintained, or wholly or partially funded, by SCTC or any Common Control Entity. Neither SCTC nor any SCTC Subsidiary nor any Common Control Entity has (i) ceased operations at a facility so as to become subject to the provisions of Section 4062(e) of ERISA, (ii) withdrawn as a substantial employer so as to become subject to the provisions of
Section 4063 of ERISA, (iii) ceased making contributions on or before the Closing Date to any employee pension benefit plan subject to Section 4064(a) of ERISA to which SCTC or any Common Control Entity made contributions during the five years prior to the Closing Date, or (iv) made a complete or partial withdrawal from a multi-employer plan (as defined in Section 3(37) of ERISA) so as to incur withdrawal liability as defined in Section 4201 of ERISA (without regard to subsequent reduction or waiver of such liability under Section

4207 or 4208 of ERISA). No Benefit Plan subject to Title IV of ERISA has incurred any material liability to the PBGC other than for the payment of premiums, all of which have been paid when due. No Benefit Plan has applied for or received a waiver of the minimum funding standards imposed by Section 412 of the Code, and no Benefit Plan has an "accumulated funding deficiency" within the meaning of Section 412(a) of the Code as of the most recent plan year. SCTC has furnished to Fidelity the most recent actuarial report or valuation with respect to each Benefit Plan that is a "defined benefit pension plan" (as defined in Section 3(35) of ERISA). The information supplied to the actuary by SCTC and the SCTC Subsidiaries for use in preparing those reports or valuations was complete and accurate and SCTC has no reason to believe that the conclusions expressed in those reports or valuations are incorrect.

               (h) Multi-employer Plans. Except as set forth in SCHEDULE C-15, at no time since September 25, 1980, has SCTC or any SCTC Subsidiary been required to contribute to any "multi-employer pension plan" (as defined in Section 3(37) of ERISA) or incurred any withdrawal liability, within the meaning of Section 4201 of ERISA, or announced an intention to withdraw, but not yet completed such withdrawal, from any multi-employer pension plan. Except as set forth in SCHEDULE C-15, if SCTC and the SCTC Subsidiaries were to make a complete withdrawal from each such multi-employer pension plan, within the meaning of Section 4203 of ERISA, no withdrawal liability of SCTC and the SCTC Subsidiaries would be incurred.

               (i) Validity and Enforceability. All Benefit Plans, related trust agreements or annuity contracts (or any other funding instruments) and all plans, agreements, arrangements and commitments referred to in this Section are legally valid and binding and in full force and effect.

         3.16  Absence of Undisclosed Liabilities.

               (a) Except to the extent reflected on the Most Recent Balance Sheet or on a Schedule attached hereto, neither the Business nor SCTC or any SCTC Subsidiary has or will have any indebtedness, duty, responsibility, liability or obligation of any nature, whether absolute, accrued, contingent or otherwise, related to or arising from the operation of the Business or the ownership, possession or use of any assets through the Closing Date, other than in the ordinary course of business on terms and conditions and in amounts consistent with past practices and on terms not more onerous than available to other corporations.

               (b) SCTC and each SCTC Subsidiary are solvent, having assets which at a fair valuation exceed their respective liabilities, and SCTC and each SCTC Subsidiary are able to meet their debts as they mature and will not become insolvent as a result of the transactions contemplated hereby. SCTC is not entering into the transactions contemplated by this Agreement with the intent to hinder, delay or defraud any entity to which it is indebted. Following consummation of the transactions contemplated by this Agreement, SCTC and each SCTC Subsidiary will have sufficient capital and property remaining to conduct the business in which it will thereafter be engaged.

               (c) Except as shown on SCHEDULE C-16, SCTC does not have any undisclosed accrued benefits to its employees or retired employees, including but not limited to health benefits to retirees.

         3.17  Reserves.

               (a) The SCTC Financial Statements reflect adequate reserves to make any improvements or to construct any facilities on or in connection with any of the properties or developments of SCTC or any of the SCTC Subsidiaries which SCTC or any of the SCTC Subsidiaries is legally obligated to make or construct.

               (b) The reserves reflected in the SCTC Financial Statements at December 31, 1994 and on the Most Recent Balance Sheet, for insurance policy benefits, losses, claims and expenses, and the reserves carried on the books of SCTC and the SCTC Subsidiaries after that date, are consistent with both SCTC's current and historical loss experience and industry practice.

         3.18 Accuracy of Information. None of the information furnished by SCTC to Fidelity for use in any filing by Fidelity shall contain any untrue statement of a material fact or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         3.19 Shareholder Materials. No materials furnished to the shareholders of SCTC in connection with the transactions contemplated by this Agreement will contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         3.20 Obligations for Indemnification. Except as disclosed in SCHEDULE C-20, no person has any claim for indemnification under SCTC's Certificate of Incorporation or bylaws, or under applicable state law, and to the best knowledge of SCTC no basis for any such claim exists.

         3.21 Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby, except for (i) requirements of federal securities law, (ii) requirements of any applicable state securities laws, (iii) requirements of any applicable state insurance or insurance holding company laws, and (iv) filing and recordation of all appropriate documents as required by the laws of the State of California.

         3.22 Regulatory Filings. SCHEDULE C-22 lists (i) since December 31, 1989, all quarterly and annual statements which SCTC and the SCTC Subsidiaries authorized to do business as underwritten title companies have filed with or submitted to the insurance regulatory commissions, agencies or authorities of their respective domestic jurisdictions and (ii) since December 31, 1989, all reports of examinations issued by such insurance regulatory commissions, agencies or authorities in respect of SCTC or any of such SCTC Subsidiaries. Except as indicated in SCHEDULE C-22, (a) such filings or submissions were in substantial compliance when filed, and (b) no material deficiencies have been asserted to SCTC in writing by any such regulatory commission, agency or authority with respect to such filings or submissions. The statutory financial statements of SCTC and each of such SCTC Subsidiaries contained in the statements identified in (i) above have been prepared in accordance with the required or permitted statutory insurance accounting requirements and practices, except as expressly set forth or disclosed in the notes, exhibits or schedules thereto (which notes, exhibits and schedules fairly present the data purported to be shown thereby). SCHEDULE C-22 further sets forth all pending applications by SCTC before all governmental and regulatory entities, including without limitation applications for approval of policy terms and premiums. SCTC has delivered to Fidelity a copy of each of the most recent Annual Statements on Form 9 as filed by SCTC and the SCTC Subsidiaries with the appropriate authorities of their respective domestic jurisdictions.

         3.23 Material Changes. Except as may be set forth in SCHEDULE C-23, since December 31, 1994:

               (a) there have not been changes which in the aggregate are materially adverse in the business ("material" meaning for purposes of this Section 3.23 having an aggregate cost to SCTC of $20,000 or more), assets, liabilities, results of operations or financial condition of SCTC or any of the SCTC Subsidiaries, or in their relationship with agents, salesmen, lenders, suppliers, customers, employees, or others, whether such changes have occurred in the ordinary course of business or otherwise;

               (b) there has not been any declaration, setting aside, or payment of any dividend or other distribution on or in respect of the SCTC Stock, nor has there been any direct or indirect redemption, retirement, purchase or other acquisition of any SCTC Stock, or any issuance of any SCTC Stock;

               (c) except pursuant to the normal annual review of all Branch Managers and the Executive Staff effective January 1, 1995, and normal salary reviews of salaried employees, there has not been any increase in the compensation or in the rate of compensation or commissions payable or to become payable by SCTC or any of the SCTC Subsidiaries to any director, officer, salaried employee earning $25,000 or more per annum, or any payment of or commitment to pay any bonus, profit-sharing or other extraordinary compensation to any employee;

               (d) there has not been any damage, destruction or loss, whether or not covered by insurance, materially and adversely affecting the properties or business of SCTC or the SCTC Subsidiaries;

               (e) other than in the ordinary course of business, there has not been any material disposition of or encumbrance or agreement to dispose of or to encumber, or any material pledge or grant of a security interest in or agreement to pledge an interest in, any of the material properties or assets of SCTC or the SCTC Subsidiaries, or any increase or any agreement to increase any indebtedness of SCTC or the SCTC Subsidiaries;

               (f) there has not been any merger or consolidation involving SCTC or the SCTC Subsidiaries or any agreement to merge or consolidate with any other corporation or entity; or acquisition of or agreement to acquire any stock, business, property or assets of any other person, firm, association, corporation or other business organization, except for routine portfolio investments;

               (g) there has not been any labor dispute which materially and adversely affects the business or business prospects or properties of SCTC or the SCTC Subsidiaries;

               (h) there has not been any settlement in respect of any actions, suits or proceedings at law or in equity involving any payment by SCTC or any of the SCTC Subsidiaries in an amount in excess of $5,000 individually, or $20,000 in the aggregate;

               (i) there has not been any loan or advance except normal travel advances or reasonable expense advances to any officer, employee or shareholder of SCTC or the SCTC Subsidiaries;

               (j) there has not been any cancellation by SCTC or the SCTC Subsidiaries, without payment in full, of any notes, loans, or other obligations receivable from any officer, director or shareholder of SCTC or the SCTC Subsidiaries, or any member of their families, or from any corporation, partnership, or other entity in which any officer or director or shareholder of SCTC or of the SCTC Subsidiaries or any member of their families, has any direct or indirect interest known to SCTC or the SCTC Subsidiaries;

               (k) there has not been any sale or grant to any party or parties of any license, franchise, option or other right of any nature whatsoever to sell, distribute, or otherwise deal in or with the property of SCTC or the SCTC Subsidiaries, other than in the ordinary course of business, or any sale or grant to any party or parties of any license, franchise, option or other right of any nature to use any patent, trade name, trademark, service mark, copyright, pending applications therefor, trade secrets or other proprietary rights of SCTC or the SCTC Subsidiaries;

               (l) there has not been any change in the accounting methods or practices of SCTC or the SCTC Subsidiaries or any change in depreciation or amortization policies or rates theretofore adopted by SCTC or the SCTC Subsidiaries;

               (m) there has not been any contract entered into for services or otherwise with any of the officers, directors or shareholders of SCTC or the SCTC Subsidiaries or members of their families;

               (n) there has not been any increase in the reserves for insurance policy benefits, losses, claims and expenses carried on the books of SCTC or any of the SCTC Subsidiaries which is material to the business, financial condition or prospects of SCTC and the SCTC Subsidiaries taken as a whole;

               (o) there has not been any forgiveness or cancellation of debts or claims, waiver of any rights or any discharge or satisfaction of any lien, charge or encumbrance or payment of any liability or obligation, other than current liabilities in the ordinary course of business; and

               (p) there has not been any agreement or commitment by SCTC or the SCTC Subsidiaries to do or take any of the actions referred to in subsections
(a) through (o) of this Section.

               Except as disclosed in SCHEDULE C-23, since December 31, 1991, neither SCTC nor any SCTC Subsidiary has made any major decisions affecting the Business, including (i) changes in management organization or personnel arrangements with Agents, brokers, advertising agencies, market research projects, advertising and promotion budgets or the content of advertisements or working capital levels (payables and receivables); (ii) changes in discretionary costs such as advertising, maintenance and repairs, research and development, and training; (iii) proposed new contracts or variations in existing contracts;
(iv) any capital expenditures or deferral of capital expenditures; (v) deviation from operating budgets or plans on sales and profitability; or (vi) any other matters affecting the long-term course of the Business.

         3.24 Transactions with Affiliates. Since December 31, 1994, there has not been any dividend or other distribution of assets by SCTC or any SCTC Subsidiary. Except as otherwise disclosed in SCHEDULE C-24, no Affiliate (as defined below):

                   (a) Owns, directly or indirectly, any debt, equity or other interest or investment in any corporation, firm or other entity which is a competitor, lessor, lessee, customer, supplier or advertiser of the Business;

                   (b) Has any cause of action or other claim whatsoever against or owes any material amount to, or is owed any material amount by, SCTC or the SCTC Subsidiaries;

                   (c) Has any interest in or owns any property or right used in the conduct of the Business;

                   (d) Has lent or advanced any money to, or borrowed any money from, or guaranteed or otherwise become liable for any indebtedness or other obligations of, or acquired any capital stock, obligations or securities of, any SCTC Subsidiary;

                   (e) Is a party to any contract, lease, agreement, arrangement or commitment used in the Business; or

                   (f) Received from or furnished to the Business any goods or services (with or without consideration) since December 31, 1992.

The term "Affiliate" shall mean any member of the immediate family (including spouse, brother, sister, descendant, ancestor or in-law) of any officer, director or shareholder of SCTC, or any corporation, partnership, trust or other entity in which SCTC or any such family member has a material interest or is a director, officer, partner or trustee. The term Affiliate shall also include any entity which controls, or is controlled by, or is under common control with any of the individuals or entities described in the preceding sentence.

         3.25 Certain Advances. Except as set forth in SCHEDULE C-25, there are no amounts owed to SCTC or the SCTC Subsidiaries by any directors, officers, employees, consultants or shareholders or owed by any Affiliate of any director or officer, other than advances in the ordinary and usual course of business to officers and employees for reimbursable business expenses.

         3.26 Related Parties. Except as set forth in SCHEDULE C-26, no officer or director of SCTC or the SCTC Subsidiaries, or any Affiliate of any such person, has either directly or indirectly, (i) an interest in any corporation, partnership, firm or other person or entity which furnishes or sells services or products which are similar to those furnished or sold by SCTC, or (ii) a beneficial interest in any contract or agreement to which SCTC or the SCTC Subsidiaries is a party or by which SCTC or the SCTC Subsidiaries may be bound. For purposes of this
Section 3.26, there shall be disregarded any interest which arose solely from the ownership of less than a five percent equity interest in a corporation whose stock is regularly traded on any national securities exchange or in the over-the-counter market.

         3.27 Motor Vehicles. SCHEDULE C-27 contains an accurate, correct and complete list of all motor vehicles used in the Business, whether owned or leased. All such vehicles are (a) properly licensed and registered in accordance with applicable law, (b) insured as set forth on SCHEDULE C-27, (c) in good operating condition and repair (reasonable wear and tear excepted) and (d) not subject to any lien or other encumbrance.

         3.28  Real Estate. SCTC does not own any Real Estate.

         3.29 Real Estate Leases. SCHEDULE C-29 sets forth an accurate, correct and complete list of all Real Estate leased or subleased by SCTC or a SCTC Subsidiary, including identification of the lease or sublease, street address, legal description and list of contracts, agreements, leases, subleases, options and commitments, oral or written, affecting such Real Estate or any interest therein to which SCTC or a SCTC Subsidiary is a party or by which SCTC or a SCTC Subsidiary is bound (the "Real Estate Leases"). SCTC has delivered to Fidelity accurate, correct and complete copies of each Real Estate Lease. With respect to such Leases:

                   (a) The Real Estate Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

                   (b) No amounts payable under any Real Estate Lease are past due;

                   (c) Each party thereto has complied with all material
               commitments and obligations on its part to be performed or observed under each Real Estate Lease;

                   (d) Neither SCTC nor any SCTC Subsidiary has received any
               notice of a default, offset or counterclaim under any Real Estate Lease, or any other communication calling upon SCTC or any SCTC Subsidiary to comply with any provision of any Real Estate Lease or ascertaining non-compliance, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Real Estate Lease;

                   (e) The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of or a default under any provision of any Real Estate Lease, Fidelity will have and may enjoy and enforce all rights and benefits of the lessee under each Real Estate Lease, and SCTC shall obtain and deliver to Fidelity prior to Closing an Estoppel Certificate in form and substance satisfactory to Fidelity's counsel from the lessor under each Real Estate Lease indicating each such lessor's consent to continuation of each Real Estate Lease unchanged following consummation of the transactions contemplated hereby; and

                   (f) There is no security interest, lien, encumbrance or claim of any kind on SCTC's or any SCTC Subsidiary's leasehold interest under any Real Estate Lease.

SCTC has delivered to Fidelity accurate, correct and complete copies of existing title insurance policies, title reports, surveys, environmental audits and similar reports, if any, for the real property subject to the Real Estate Leases. At the Closing, SCTC shall deliver to Fidelity any consents or approvals of any parties that may be required in connection with the purchase of the SCTC Stock by Fidelity.

         3.30 Personal Property Leases. SCHEDULE C-30 contains an accurate, correct and complete list of all leases of personal property used in the Business (the "Personal Property Leases"). SCTC has delivered to Fidelity accurate, correct and complete copies of each Personal Property Lease. With respect to such Personal Property Leases:

                   (a) The Personal Property Leases are in full force and effect and are valid, binding and enforceable in accordance with their respective terms;

                   (b) No amounts payable under any Personal Property Lease are past due;

                   (c) Each party thereto has complied with all material
               commitments and obligations on its part to be performed or observed under each Personal Property Lease;

                   (d) Neither SCTC nor any SCTC Subsidiary has received any
               notice of a default, offset or counterclaim under any Personal Property Lease, or any other communication calling upon SCTC or any SCTC Subsidiary to comply with any provision of any Personal Property Lease or ascertaining non-compliance, and no event or condition has happened or presently exists which constitutes a default or, after notice or lapse of time or both, would constitute a default under any Personal Property Lease;

                   (e) The consummation of the transactions contemplated hereby, without notice to or consent or approval of any party, will not constitute a breach of or a default under any provision of any Personal Property Lease, and Fidelity will have and may enjoy and enforce all rights and benefits of the lessee under each Personal Property Lease; and

                   (f) There is no security interest, lien, encumbrance or claim of any kind on SCTC's or any SCTC Subsidiary's leasehold interest under any Personal Property Lease.

At the Closing, SCTC shall deliver to Fidelity any consents or approvals of any parties required in connection with the assignment of the Personal Property Leases to Fidelity.

         3.31 Intellectual Property. SCHEDULE C-31 contains an accurate, correct and complete list and summary description of all patents, trademarks, trademark rights, trade names, trade styles, trade dress, service marks, copyrights and applications for any of the foregoing utilized by the Business (the "Intellectual Property"). During the preceding five years, neither SCTC nor any SCTC Subsidiary has been known by or done business under any name other than those listed on SCHEDULE C-31. SCHEDULE C-31 also contains an accurate, correct and complete list and summary description of all licenses and other agreements relating to any Intellectual Property. None of the Intellectual Property is subject to any extensions, renewals, taxes or fees due within 90 days after Closing. Except as set forth on SCHEDULE C-31, with respect to the Intellectual Property, (a) SCTC is the sole and exclusive owner and has the sole and exclusive right to use the Intellectual Property; (b) no action, suit, proceeding or investigation is pending or, to SCTC's knowledge, threatened; (c) none of the Intellectual Property interferes with, infringes upon, conflicts with or otherwise violates the rights of others or is being interfered with or infringed upon by others, and none is subject to any outstanding order, decree, judgment, stipulation or charge; (d) there are no royalty, commission or similar arrangements, and no licenses, sublicenses or agreements, pertaining to any of the Intellectual Property; (e) neither SCTC nor any SCTC Subsidiary has agreed to indemnify any person for or against any infringement of or by the Intellectual Property; (f) all items of Intellectual Property are properly registered under applicable law; and (g) the Intellectual Property constitutes all such assets, properties and rights which are used in or necessary for the conduct of the

Business. The operation of the Business by Fidelity after the Closing in the manner and geographic areas in which the Business is currently conducted by SCTC and the SCTC Subsidiaries will not interfere with or infringe upon any patent or trademark or any asserted rights of others. Neither SCTC nor any SCTC Subsidiary is subject to any judgment, order, writ, injunction or decree of any court or any federal, state, local or other governmental agency or instrumentality, domestic or foreign, or any arbitrator, or has entered into or is a party to any contract which restricts or impairs the use of any Intellectual Property.

         3.32 Trade Secrets. SCHEDULE C-32 contains an accurate, correct and complete list and summary description of all information in the nature of know-how, trade secrets or proprietary information, including formula, inventions, loss models, processes, compilations of information, copyrightable material and technical information, if any, relating to the Business (the "Technical Information"). All Technical Information:

                   (a) Is owned solely and exclusively by SCTC and SCTC is
               solely responsible for the development of such Technical Information;

                   (b) Is fully and completely documented and in condition for conveyance to and readily usable by Fidelity;

                   (c) Has been continuously maintained in confidence by SCTC, used in areas separated from business activities involving contact with the public, and the only copies of which are maintained at the offices of SCTC under secure conditions; and

                   (d) Has been maintained as a trade secret by SCTC by taking all necessary action to protect such Technical Information as a trade secret.

All Technical Information and any copies thereof shall be delivered to Fidelity at Closing. SCTC has no knowledge of any violation of any trade secret rights or copyrights with respect to such Technical Information. Only the individuals named on SCHEDULE C-32 hereto, which describes their relationship with SCTC, have had access to the Technical Information, and each such individuals have signed a non-disclosure pact regarding such Technical Information.

         3.33 Software and Information Systems. SCTC has all necessary right, title and interest to all electronic data processing systems, information systems, computer software programs, program specifications, charts, procedures, source codes, input data, routines, data bases (including title plants) and report layouts and formats, record file layouts, diagrams, functional specifications and narrative descriptions, flow charts and other related material used in the Business (collectively the "Software"). SCHEDULE C-33 contains an accurate, correct and complete list and summary description of all Software and identifies (i) Software which is owned by SCTC and any licenses thereof; (ii) Software which is licensed to SCTC and whether any copies of such licensed Software have been made; (iii) any other Software in which SCTC has any use, possessory or proprietary rights; and (iv) all pending Software development projects, together with an identification of the persons undertaking such projects. With respect to the Software:

                   (a) All Software documentation is current, accurate and
               sufficient in detail and content to identify and explain it, and to allow its full and proper use by Fidelity without reliance on the special knowledge or memory of others, except as disclosed in SCHEDULE C-33;

                   (b) No proprietary rights in any Software have been
               transferred, whether by sale, assignment or license, or have been lost for any reason, within the past two years;

                   (c) All Software is presently protectable, and is not part of the public knowledge or literature, nor has any Software been used, divulged or appropriated for the benefit of any other person, or to the detriment of SCTC except as contemplated by the customer contracts identified in SCHEDULE C-33;

                   (d) SCTC's rights in the Software are free and clear of any liens, encumbrances, restrictions, or legal or equitable claims of others, except as contemplated in any customer contract identified in SCHEDULE C-33;

                   (e) SCTC has taken appropriate measurers to protect the
               secrecy, confidentiality and value of the Software;

                   (f) SCTC has received no notice of any violation of trade
               secret rights, copyrights or other proprietary rights with respect to any Software and knows of no meritorious basis therefor; and

                   (g) Any copies of Software are in SCTC's possession and
               control, except for certain copies of Software in the possession of customers pursuant to license agreements with SCTC listed on SCHEDULE C-33.

The term "computer software programs" includes any set of arithmetic and/or logical instructions meant to run on, or to control the operation of, any computer, (i) whether the instructions are a complete program, a collection of programs making up a subsystem or subroutine, or meant to operate in conjunction with other Software, and (ii) whether the instructions must be run through another computer program (i.e., a "compiler") before being usable on a computer, whether be used at execution time in conjunction with another computer program (i.e., an "interpreter") or whether such instructions are in a form that can be run on a computer "as is", except for any necessary interfaces with the computer's microcode, operating system or reference-resolving routines (i.e., "loaders" or "linkage editors").

         3.34 Compliance with Law. Except as set forth in SCHEDULE C-34, (i) the Business conforms to all applicable statutes, codes, ordinances, licensing requirements, laws, rules and regulations, except for such minor violations as do not impair or interfere with the Business, (ii) SCTC and each SCTC Subsidiary have complied with all statutes, codes, ordinances, licensing requirements, laws, rules, regulations, decrees, awards or orders applicable to its business or operations, including those relating to employment, environmental matters, employee benefits, the production, marketing and sale of products, trade regulation, antitrust, warranties and control of foreign exchange; and there is not and will not be any liability arising from or related to any violations thereof, (iii) to SCTC's knowledge, there is no proposed or pending change in any such law, rule or regulation which would adversely affect the Business, (iv) no notice from any governmental body or other person of any violation of any statute, code, ordinance, law, rule or regulation or requiring or calling attention to the necessity of any alteration in connection with the Business has been served, and SCTC knows of no meritorious basis therefor, or (v) neither SCTC, nor any officer, agent or employee of SCTC, nor, to the knowledge of SCTC, any agent, associate or any other person acting on behalf of SCTC or any SCTC Subsidiary, (a) has made any unlawful domestic or foreign political contributions, (b) has made any payment or provided services which were not legal to make or provide or which SCTC or such SCTC Subsidiary or any such officer, employee or other person should have known were not legal for the payee or the recipient of such services to receive, (c) has received any payments, services or gratuities which were not legal to receive or which SCTC or such SCTC Subsidiary or such person should have known were not legal for the payor or the provider to make or provide, (d) has had any transactions or payments which are not recorded in its accounting books and records or disclosed in its financial statements, (e) has had any off-book bank or cash accounts or "slush funds", (f) has made any payments to governmental officials in their individual capacities for the purpose of affecting their action or the action of the government they represent to obtain special concessions, or (g) has made illegal payments to obtain or retain business.

         3.35 Brokers. Neither SCTC nor any SCTC Subsidiary has retained any broker, finder or agent or incurred any liability or obligation for any brokerage fees, commissions or finders fees with respect to this Agreement or the transactions contemplated hereby and SCTC hereby indemnifies and holds harmless Fidelity from and against any costs, claims, demands, damages, loss or liability resulting from a claim by any third party seeking payment of any such fees or commissions.

         3.36 Environmental Matters. The ownership, use and operation by SCTC and each SCTC Subsidiary, and each of their predecessors, of each facility used in the Business has been and on the Closing Date will be and, to the knowledge of SCTC, all ownership, use and operation of each such facility by any other person has been, in compliance with all federal, state and local environmental and anti-pollution laws and regulations, including the Resource Conservation and Recovery Act, as amended ("RCRA"), its implementing regulations and all applicable state hazardous waste laws and regulations; the Clean Water Act, as amended, its implementing regulations and all applicable state effluent discharge laws and regulations; the Clean Air Act, as amended, its implementing regulations and all applicable state air emission laws and regulations; and all such laws and regulations concerning particulate emissions, hazard communication, surface water pollution, groundwater pollution, air pollution, solid wastes, hazardous wastes, storage, handling, treatment, transportation, spills or other releases, and disposal of any substance, material or waste, and exposure to or notification regarding any substance, material or waste. No action, suit, proceeding, investigation, complaint or charge exists for violation of any such laws, rules or regulations and there is no meritorious basis therefor.

         3.37 Deficiency Accounts. SCHEDULE C-37 contains an accurate, correct and complete list of the only accounts which are held in trust by SCTC for third parties which have funding deficiencies or shortfalls (the "Deficiency Accounts").

         3.38  Disclosure.

               (a) The representations and warranties of SCTC contained in this Agreement and each Schedule, certificate or other written statement delivered pursuant to this Agreement or in connection with the transactions contemplated herein are accurate, correct and complete in all material respects, and do not contain any untrue statement of a material fact or, considered in the context in which presented, omit to state a material fact necessary in order to make the statements and information contained herein or therein not misleading.

               (b) Copies of any underlying documents listed or described in the Schedules referred to in this Agreement have heretofore been furnished to Fidelity. All such documents furnished to Fidelity are true and correct copies, and there are no amendments or modifications thereto, except as expressly noted in the Schedules in which such documents are incorporated. The minute books of SCTC and the SCTC Subsidiaries contain full, complete and accurate records of all meetings and other corporate actions taken by the directors and shareholders of SCTC and the SCTC Subsidiaries.

               (c) SCTC is not aware of any information necessary to enable a prospective purchaser to make an informed investment decision to purchase the SCTC Stock which has not been expressly disclosed to Fidelity in writing. There is no fact which materially adversely affects or in the future may (so far as SCTC can now foresee) materially adversely affect the business, operations, properties, prospects or condition, financial or otherwise, of the Business or the ability of SCTC or the Selling Shareholders to fully perform this Agreement and the transactions contemplated hereby, which has not been set forth or described in this Agreement or in an Schedule, certificate or other written statement furnished to Fidelity. There is no fact, other than general economic conditions, which adversely affects or might reasonably be expected to adversely affect in the future the business, operations, properties, prospects or condition, financial or otherwise, of the Business in any material respect which has not been set forth or referred to in this Agreement, including the Schedules.

               (d) Except as otherwise disclosed in writing pursuant hereto, all of SCTC's assets are free and clear of all liabilities, obligations, liens and encumbrances excepting only those liabilities and obligations that are expressly to be assumed by Fidelity hereunder and those liens and encumbrances securing the same that are specifically disclosed herein or expressly permitted by the terms hereof.

                                    SECTION 4

                         CONDUCT OF SCTC PENDING CLOSING

         The following covenants and agreements of SCTC shall be effective from the date hereof to the Closing, unless Fidelity shall otherwise consent in writing to the waiver of any of such covenants and agreements:

         4.01 General. SCTC shall not take any action which would result in, or fail to take any action reasonably required to prevent, the material inaccuracy or breach of any of the representations and warranties of SCTC set forth in
Section 3 hereof. The Business shall be conducted solely in the ordinary course consistent with past practice. SCTC shall not cause or permit to occur any of the events or occurrences described in Section 3.23 hereof.

         4.02 Indebtedness and Compensation. The business of SCTC and the SCTC Subsidiaries shall be conducted only in the ordinary course, without the creation of any indebtedness for borrowed money. SCTC shall not become obligated to pay or pay any increases in compensation or bonuses to any employee or contractor.

         4.03 Maintenance of Properties. SCTC and each of the SCTC Subsidiaries shall maintain their properties and assets in good operating condition, ordinary wear and tear excepted.

         4.04 Change in Capital Stock. No change will be made in the authorized or issued capital stock of SCTC or any of the SCTC Subsidiaries, and SCTC and the SCTC Subsidiaries will not issue or grant any right or option to purchase or otherwise acquire any of their capital stock.

         4.05 Sales or Encumbrances of Assets. Except in the ordinary course of business, neither SCTC nor any SCTC Subsidiary will sell, mortgage, lease, buy or otherwise acquire, transfer or dispose of any real estate or any interest therein, and will not sell or transfer, mortgage, pledge or subject to any lien, charge or other encumbrance any other tangible or intangible asset. Acquisitions and dispositions of deeds of trust, real estate, and interests therein, in connection with a title or escrow claim, shall be deemed to be in the ordinary course of business if immaterial in number and value.

         4.06 Banking Relationships. No change will be made in the banking and related arrangements referred to in Section 3.13 hereof.

         4.07 Maintenance of Insurance. SCTC shall notify Fidelity of any changes in the terms of the insurance described in Section 3.13 hereof.

         4.08 Maintenance of Books. The books of SCTC and the SCTC Subsidiaries will he maintained in the usual, regular and ordinary course on a basis consistent with prior years.

         4.09 Preservation of Business. SCTC and each of the SCTC Subsidiaries will use their best efforts to preserve their business organization, to keep available the services of their present employees, and to preserve the goodwill of their suppliers, customers and others having business relations with them.

         4.10 Meeting of Shareholders. SCTC shall as soon as practicable following the approval of the proposed acquisition by the California Department of Insurance and any other necessary regulating agency approval, whichever shall occur last, call a meeting of its shareholders for the purpose of submitting this Agreement and the transactions contemplated hereby for approval by such shareholders. In connection with such meeting, SCTC shall prepare and submit to its shareholders a notice of meeting and shareholder materials necessary to fully disclose the terms of the transactions described in this Agreement as set forth in this Agreement, and shall comply with respect to the conduct of such meeting in all material respects with the requirements, if any, of applicable federal or state law.

         4.11 Consents. SCTC will obtain the consent of the following persons, where such consent is required, in the opinion of Fidelity, for effective consummation of the transactions contemplated by this Agreement: (i) the holders of its outstanding indebtedness; (ii) the lessors of all leases and (iii) the parties to any other agreements to which SCTC is a party or by which it is bound. Any consent obtained under this Section 4.11 shall not result in a material modification of the terms or conditions of any indebtedness, lease or other agreement to which it pertains.

         4.12 Access to Properties, Books, Etc. SCTC shall allow Fidelity and its authorized representatives full access during normal business hours to all of the properties, books, contracts, commitments and records of SCTC and each of the SCTC Subsidiaries and shall furnish Fidelity such information concerning its affairs as may reasonably be requested. No investigation made heretofore or hereafter by Fidelity shall affect the representations and warranties of SCTC.

         4.13 Board of Directors Meetings. SCTC shall give notice to Fidelity of all Board of Directors meetings in the same manner as legally provided for giving notice of meetings to members of the Board of Directors. Fidelity shall be entitled to have a person designated by Fidelity attend Board meetings as an observer, except for meetings or portions of meetings for the purpose of discussing the transactions contemplated herein.

         4.14 Compliance with Laws, Etc. SCTC and the SCTC Subsidiaries shall comply with all laws, ordinances, rules, regulations and orders applicable to the Business, or any of their respective operations, assets or properties in respect thereof, the noncompliance with which might materially affect the Business or the SCTC Stock.

         4.15 Update Schedules. SCTC shall promptly disclose to Fidelity any information contained in its representations and warranties or the Schedules delivered pursuant to this Agreement which, because of an event occurring after the date hereof, is incomplete or is no longer correct as of all times after the date hereof until the Closing Date; provided, however, that none of such disclosures shall be deemed to modify, amend or supplement the representations and warranties of SCTC, the SCTC Subsidiaries or the Selling Shareholders, unless Fidelity shall have consented thereto in writing.

         4.16 Press Releases. Except as required by applicable law, neither SCTC nor the Selling Shareholders shall give notice to third parties or otherwise make any public statement or releases concerning this Agreement or the transactions contemplated hereby except for such written information as shall have been approved in writing as to form and content in advance by Fidelity, which approval shall not be unreasonably withheld.

                                    SECTION 5

                          SURVIVAL AND INDEMNIFICATION

         5.01 Survival. All representations, warranties, covenants and agreements contained in this Agreement or in any document delivered pursuant hereto shall be deemed to be material and to have been relied upon by the parties hereto, and shall survive the Closing. The representations and warranties set forth in this Agreement shall not be affected by any investigation, verification or approval by any party hereto or by anyone on behalf of any such party, except as specifically set forth in an Schedule or other document delivered pursuant to this Agreement.

         5.02 Indemnification. Selling Shareholders shall indemnify, defend and hold harmless on a pre-tax basis Fidelity and its Affiliates, if any, its successors and assigns and their respective officers, directors, employees, stockholders and Affiliates (collectively "Indemnitees") from and against any and all loss, demand, damage, expense, cost (including court costs and reasonable attorneys' fees), suit, action, claim, liability or obligation, including foreseeable consequential damages incurred ("Losses") related to, caused by or arising from any misrepresentation, breach of warranty or failure to fulfill any covenant or agreement of SCTC, a SCTC Subsidiary or Selling Shareholders contained herein.

         5.03 Third-Party Claims. If a claim by a third party is made against any person entitled to indemnification under Section 5.02 hereof arising out of such claim, the person seeking such indemnification (the "Indemnified Party") shall promptly notify the indemnifying party (the "Indemnifying Party") in writing of such claim. The Indemnifying Party shall have 20 days after receipt of the above-mentioned notice to undertake to conduct and control, through counsel of its own choosing (subject to the consent of the Indemnified Party, such consent not to be unreasonably withheld or delayed) and at its sole risk and expense, the good faith settlement or defense of such claim, and the Indemnified Party shall cooperate fully with the Indemnifying Party in connection therewith; provided: (i) the Indemnified Party shall be entitled to participate in such settlement or defense through counsel chosen by the Indemnified Party; provided that the fees and expenses of such counsel shall be borne by the Indemnified Party, and (ii) the Indemnifying Party shall have within the aforementioned 20-day period notified the Indemnified Party in writing of its election to undertake such defense or settlement and confirmed in writing its obligation to indemnify the Indemnified Party for the liability asserted in such claim. The Indemnifying Party shall obtain the written consent of the Indemnified Party, which shall not be unreasonably withheld or delayed, prior to ceasing to defend, settling or otherwise disposing of such claim if as a result thereof the Indemnified Party would become subject to injunctive or other equitable relief or the business of the Indemnified Party would be materially adversely affected in any manner. So long as the Indemnifying Party is reasonably contesting any such claim in good faith, the Indemnified Party shall fully cooperate with the Indemnifying Party in the defense of such claim as is reasonably required by the Indemnifying Party, and the Indemnified Party shall not pay or settle any such claim without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed. If the Indemnifying Party does not give the Indemnified Party the timely written notice of the undertaking referred to in clause (ii) above, the Indemnified Party shall thereafter have the right to contest, settle or compromise the claim at its exclusive discretion, at the risk and expense of the Indemnifying Party.

                                    SECTION 6

                         REPRESENTATIONS AND WARRANTIES
                                   OF FIDELITY

         As an inducement to SCTC and the Selling Shareholders to enter into this Agreement and to consummate the transactions contemplated hereby, Fidelity represents and warrants to SCTC and the Selling Shareholders as follows:

         6.01 Organization, Etc. Fidelity is a corporation duly organized, validly existing and in good standing under the laws of the State or Delaware.

         6.02 Corporate Authority. Fidelity has full corporate power and authority to make, execute and perform this Agreement and the transactions contemplated hereby, and the execution, delivery and performance of this Agreement by Fidelity have been or will be duly authorized by all necessary corporate action of Fidelity, subject to compliance with applicable regulatory requirements.

         6.03 No Default Resulting from Agreement. Neither the execution and delivery of this Agreement nor performance by Fidelity in compliance with its terms will result in any material breach of the terms and conditions of, or constitute a default under, the Certificate of Incorporation or bylaws of Fidelity or any material agreement, instrument, undertaking, judgment, decree, governmental order or other restriction or obligation to which Fidelity is a party or by which it or any of its properties or assets may be bound or, to its knowledge, affected.

         6.04 Accuracy of Information. None of the information furnished by Fidelity to SCTC and the Selling Shareholders for use in any filing by SCTC and the Selling Shareholders shall contain any untrue statement of a material fact or shall omit to state a material fact required to be stated therein or necessary in order to make the statements therein not misleading.

         6.05 Brokers. Except as set forth on SCHEDULE 6.05, no broker or, finder has acted on Fidelity's behalf in connection with this Agreement or the transactions contemplated hereby.

         6.06 Approvals of Governmental Authorities. No consent, approval or authorization of, or declaration, filing or registration with, any governmental or regulatory authority is required in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, except for (i), requirements of federal securities law, (ii) requirements of any applicable state securities laws, (iii) requirements of any applicable state insurance or insurance holding company laws, and (iv) filing and recordation of all appropriate documents required by the laws of the State of California.

         6.07 Representations and Warranties. No representation, warranty or covenant contained in this Agreement or in any written statement delivered pursuant hereto or in connection with the transactions contemplated hereby contains or shall contain any untrue material statement and does not and will not omit to state any material fact necessary to make any statement not misleading. Copies of all documents furnished to SCTC and the Selling Shareholders in connection with this Agreement or pursuant hereto are true and complete in all material respects.

                                    SECTION 7

                       CONDUCT OF FIDELITY PENDING CLOSING

         The following covenants and agreements of Fidelity shall be effective from the date hereof to the Closing, unless SCTC shall otherwise consent in writing to the waiver of any of such covenants and agreements:

         7.01 Insurance, Banking and Corporation Regulatory Approvals. Fidelity shall prepare and file with the appropriate departments of insurance, banking and corporations applications for approval of the change of control of SCTC and the SCTC Subsidiaries. Fidelity agrees to use its best efforts to obtain the approvals of the insurance, banking and corporate regulatory authorities in the State of California and any other approvals as may be required by various insurance and trust laws and to cooperate with each of the other parties in connection therewith.

                                    SECTION 8

               CONDITIONS PRECEDENT TO THE OBLIGATIONS OF FIDELITY

         All of the obligations of Fidelity under this Agreement are subject to the fulfillment prior to or at the Closing of each of the following conditions, the waiver of any one or more of which by Fidelity must be in writing:

         8.01 Accuracy of Representations and Warranties. The representations and warranties of SCTC and the Selling Shareholders contained herein or in any certificate, Schedule, certificate or other document delivered pursuant to the provisions hereof or in connection herewith shall be true and correct in all material respects as of the Closing Date with the same affect as though such representations and warranties had been made at the Closing Date, except to the extent such representations and warranties expressly relate only to an earlier date, and except for changes contemplated by this Agreement or approved in writing by Fidelity.

         8.02 Compliance with Conditions. SCTC shall have performed and complied with all agreements and conditions required by this Agreement to be performed or complied with by it prior to the Closing.

         8.03 Closing Documents. SCTC and the Selling Shareholders shall have delivered to Fidelity:

               (a) A certificate executed by the President and Treasurer of each of SCTC and the Selling Shareholders, to the extent applicable, dated as of the Closing Date, and certifying in such detail as Fidelity may reasonably request to the fulfillment of the conditions specified in Sections 8.01 and 8.02 hereof;

               (b) Duly adopted resolutions of the shareholders and Board of Directors of SCTC certified by the Secretary or an Assistant Secretary of SCTC the respective corporation as of the Closing Date, (i) authorizing and approving the execution and delivery of this Agreement and the consummation of the transactions contemplated herein and therein in accordance with their respective terms, and (ii) authorizing and approving all other necessary and proper corporate actions to enable SCTC to comply with the terms hereof;

               (c) Copies of Certificates of Incorporation of each of SCTC and the SCTC Subsidiaries, certified as of a date not more than three days prior to the Closing Date by the Secretary of State of the state of incorporation of each such entity, along with certificates as to the legal existence and good standing of SCTC and each of the SCTC Subsidiaries under the laws of such states, also certified by the Secretary of State of the state of incorporation of each such entity as of a date not more than three days prior to the Closing Date;

               (d) An opinion of counsel for SCTC, dated the Closing Date, substantially in the form of SCHEDULE D, with such modifications as shall be acceptable to legal counsel for Fidelity; and

         8.04  Consents. SCTC shall have obtained any consents required under
Section 4.11 hereof with respect to any indebtedness, leases or agreements which are material to the business of SCTC or any SCTC Subsidiary, and the Estoppel Certificates required pursuant to Section 3.29(e) hereof (which shall include an Estoppel Certificate related to that certain Ground Lease applicable to the property located at Sepulveda Boulevard and Oxnard Street in the County of Los Angeles, and a Termination Agreement with respect to that certain Standard Industrial/Commercial Single-Tenant Lease - Net dated May 1, 1995 applicable to the property located at 6007 Sepulveda Boulevard in the County of Los Angeles, California.

         8.05 Governmental Approvals. SCTC shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part thereof, such consents, authorizations and approvals as are necessary for the consummation thereof.

         8.06 Resignations. SCTC shall obtain and deliver on the Closing Date the resignations, effective as of the Closing Date, of all members of the Board of Directors of SCTC and the SCTC Subsidiaries and such officers and employees thereof as Fidelity shall request.

         8.07 Adverse Changes. The business, operations, assets, properties or prospects of the Business shall not have been and shall not be threatened to be adversely affected in any way as a result of any event or occurrence.

         8.08 No Threatened or Pending Litigation. On the Closing Date, no suit, action or other proceeding or injunction or final judgment relating thereto, shall be threatened or be pending before any court or governmental or regulatory official, body or authority in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be pending or threatened.

         8.09 Employment Agreement. Marshall D. Wexler shall have entered into a new Employment Agreement with SCTC in form satisfactory to Fidelity.

         8.10 Department of Insurance. Fidelity shall have received evidence satisfactory to Fidelity confirming the agreement to expedite licensing of SCTC and Butte County Title Company in specified counties and confirming the approval of the transactions contemplated by this Agreement or related hereto by the California Department of Insurance (including, but not limited to, evidence that the California Insurance Commissioner has approved SCTC's application for the change of control of SCTC).

         8.11 Deficiency Accounts. The Deficiency Accounts shall been fully funded.

         8.12 Release of Security Interests and Guarantee. Fidelity shall have received evidence satisfactory to Fidelity confirming the release by First L.A. Bank of (i) all of SCTC's guarantees to First L.A. Bank and (ii) all security interests of First L.A. Bank in the SCTC Stock and any and all of the assets of SCTC or related to the Business.

         8.13 Settlement Agreements. Land Title Insurance Company (and Lawyers Title Insurance Corporation), Jack Ross, Commonwealth Land Title Insurance Company, Transamerica Financial Services and Security Union Title Insurance Company shall have entered into settlement agreements with SCTC in form satisfactory to Fidelity.

                                    SECTION 9

                 CONDITIONS PRECEDENT TO THE OBLIGATIONS OF SCTC
                          AND THE SELLING SHAREHOLDERS

         All of the obligations of SCTC and the Selling Shareholders under this Agreement are subject to the fulfillment prior to the Closing of each of the following conditions, any one or more of which may be waived in writing by SCTC and Selling Shareholders:

         9.01 Governmental Approvals. Fidelity shall have received from any and all governmental authorities, bodies or agencies having jurisdiction over the transactions contemplated by this Agreement, or any part thereof, such consents, authorizations and approvals as are necessary for the consummation thereof.

                                   SECTION 10

                                   TERMINATION

         To the extent and under the circumstances set forth in this Section 10, this Agreement may be terminated at any time by Fidelity or SCTC and the Selling Shareholders prior to the Closing upon written notice to the other party, and upon any such termination no party hereto shall have any liability to the others, except as specified in Section 12.09 below.

         10.01 Material Adverse Changes. By Fidelity, if an adverse change in the financial condition or business of SCTC considered as a whole shall have occurred, or SCTC shall have suffered a material loss or damage to any of its properties or assets, which change, loss or damage adversely affects or impairs the ability of SCTC to conduct its business.

         10.02 Non-Compliance by SCTC or Selling Shareholders. By Fidelity, if a material term or condition of this Agreement to be complied with or performed by SCTC or the Selling Shareholders at or before the Closing shall not by that time have been complied with or performed within 10 days of written notice to SCTC or the Selling Shareholders of such non-compliance or non-performance, and such non-compliance or non-performance shall not have been waived in writing by Fidelity.

         10.03 Non-Compliance by Fidelity. By SCTC or the Selling Shareholders, if a material term, covenant, or condition of this Agreement to be complied with or performed by Fidelity at or before the Closing shall not by that time have been complied with or performed within 10 days of written notice to Fidelity of such non-compliance or non-performance, and such non-compliance or non-performance shall not have been waived in writing by SCTC and the Selling Shareholders.

         10.04 Litigation Regarding Agreement. By the Board of Directors of SCTC or Fidelity if there shall be pending against any of the Selling Shareholders, SCTC or Fidelity, or threatened in a writing received by any such party, any litigation or governmental proceeding seeking or threatening to seek to enjoin the Closing, or to obtain damages or the payment of penalties if the Closing is consummated; provided that the Board of Directors of the party seeking to terminate this Agreement under this Section 10.04 (i) shall have received a written opinion of its counsel hereunder, within 30 days after the institution or threat of such litigation or proceedings, to the effect that, after reasonable investigation, based on facts available to such counsel, such litigation or proceeding (whether directed at it or the other party) has a reasonable possibility of success, and (ii) shall have on a reasonable basis determined that the payment of such damages or penalties would adversely affect the business or financial condition of the party against whom such damages or penalties would be assessed. The Selling Shareholders, SCTC and Fidelity each shall promptly notify the others of any litigation or proceedings of the type which is the subject of this Section which is commenced or threatened against such party.

                                   SECTION 11

                                 NON-COMPETITION

         11.01 Non-competition. Except with the written consent of Fidelity, Marshall D. Wexler covenants and agrees that he will not, at any time within the Effective Period (as defined below), directly or indirectly engage in, or have any interest in, any person, firm, corporation or business (whether as an employee, officer, director, agent, shareholder, creditor, consultant or otherwise) that operates a business similar in any respect to the business of SCTC, in any of the counties, cities or states of the United States in which Fidelity has conducted its business within the 24-month period immediately preceding the Effective Period. The "Effective Period" shall commence upon the date hereof and shall terminate upon the fifth (5th) anniversary of the date of this Agreement.

         11.02 Consideration. Twenty-Five Thousand Dollars ($25,000) of the Purchase Price paid pursuant to Section 1.02 shall be in consideration of the covenant contained in Section 11.01.

         11.03 Separate Covenants. The parties hereto intend that the covenant contained in Section 11.01 shall be construed as a series of separate covenants: one for each county, city or state, as the case may be; and one for each one year period. Except for geographic coverage, each such separate covenant shall be deemed identical in terms to the covenant contained in Section 11.01. If in any judicial proceeding a court shall refuse to enforce any of the separate covenants deemed included in Section 11.01, then such unenforceable covenant shall be deemed eliminated from this Agreement to the extent necessary to permit the remaining separate covenants to be enforced.

         11.04 No Interference. Each Selling Shareholder covenants and agrees that he will not at any time within the Effective Period disrupt, damage, impair or interfere with the business of SCTC or Fidelity, whether by way of interference with or raiding its employees, disrupting its relationships with customers, agents, representatives or vendors, or otherwise.

         11.05 Injunctive Relief. The parties acknowledge and agree that the extent of damages to Fidelity in the event of a breach by the Selling Shareholders of any of the covenants contained in this Agreement may be impossible to ascertain and that there is and will be available to Fidelity no adequate remedy at law to compensate it in the event of any such breach; consequently, each

Selling Shareholders agree that in the event of a breach of any of such covenants, in addition to any other relief to which Fidelity may be entitled, and not in lieu of any other rights and remedies available, Fidelity shall be entitled to enforce any or all of such covenants by injunctive or other equitable relief.

                                   SECTION 12

                                  MISCELLANEOUS

         12.01 Notices, Etc. All notices, requests, demands, and other communications required or permitted hereunder shall be in writing and shall be deemed to have been duly given when delivered or, if mailed postage prepaid first class certified mail, return receipt requested, on the third day after mailing, to the following address or to such other address as a party may specify to the other in writing.

               (a) To Fidelity:

                   Fidelity National Financial, Inc.
                   17911 Von Karman Avenue, Suite 300
                   Irvine, California 92714
                   Attn: Andrew F. Puzder
                         Executive Vice President/
                         General Counsel

                   With a copy to:
                   Frank P. Willey
                   President/Chief Executive Officer
                   Fidelity National Financial, Inc.
                   17911 Von Karman Avenue, Suite 500
                   Irvine, California 92714

                   And a copy to:

                   McDermott, Will & Emery
                   1301 Dove Street, Suite 500
                   Newport Beach, California 92660
                   Attn: John B. Miles, Esq.

               (b) To SCTC:

                   Southern California Title Company
                   17911 Von Karman Avenue, Suite 500
                   Irvine, California 92714
                   Attn: Andrew Puzder, Esq.

                   With a copy to:

                   Dorais & Wheat
                   11726 San Vicente Boulevard
                   Suite 550
                   Los Angeles, California 90049-5048
                   Attn: Claude J. Dorais, Esq.

               (c) To the Selling Shareholders:

                   Marshall D. Wexler
                   10724 Wilshire Boulevard, #211
                   Los Angeles, California 90024

                   and,

                   William D. Rothenberg
                   4706 Nomad Drive
                   Woodland Hills, California 91364

                   With a copy to:

                   Plotkin, Rapoport & Nahmias
                   1663 Ventura Boulevard, Suite 800
                   Encino, California 91436-1836
                   Attn: Gary A. Plotkin, Esq.

         12.02 Entire Agreement. This Agreement supersedes all prior and contemporaneous discussions and agreements between and among Fidelity, SCTC and Selling Shareholders with respect to the sale of the SCTC Stock and the other matters contained herein, and this Agreement and the agreements to be executed and delivered pursuant to this Agreement contain the sole and entire agreement between and among the parties hereto with respect to the transactions contemplated herein. Each and every provision of this Agreement has been the subject of negotiation by the parties and no provision shall be construed against a party by virtue of that party being deemed to have drafted it.

         12.03 Amendments and Waivers. This Agreement may be amended only by an instrument in writing executed by the party against whom enforcement of the amendment is sought. The president or any vice president of any party may, by a signed writing, give any consent, take any action, waive any inaccuracies in representations or other compliance by any other party to any of the covenants or conditions herein, modify the terms of this Agreement or take any other action deemed by him to be necessary or appropriate to consummate the transactions contemplated by this Agreement.

         12.04 Counterparts; Headings. This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. The headings herein set out are for convenience of reference only and shall not be deemed a part of this Agreement.

         12.05 Binding Effect. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors, and it may not be assigned by any party without the consent of the other; provided, however, that Fidelity shall have the right to assign this Agreement, in whole or in part, to any corporation not less than ninety percent of the voting stock of which is owned by Fidelity or its majority owned subsidiary, upon the following conditions:

               (a) such assignee shall, on or prior to the Closing Date, have performed and observed all covenants and agreements to be performed or observed by Fidelity under this Agreement;

               (b) all of the conditions to the obligations of SCTC set forth in this Agreement shall be satisfied by such assignee as if the assignee were Fidelity; and

               (c) if the Assignee is an insurer, that the Assignee has secured any and all required state approvals necessary to purchase the stock of SCTC.

It is understood, however, that no such assignment shall relieve Fidelity of its liabilities and obligations under the terms of this Agreement.

         12.06 Governing Law. The validity and effect of this Agreement shall be governed by and construed and enforced in accordance with the laws of the State of California, without giving effect to principles of conflicts of law thereof.

         12.07 Cooperation. The Selling Shareholders, SCTC and Fidelity shall cooperate fully with each other and their respective counsel and accountants in connection with any steps required to be taken as part of their respective obligations under this Agreement.

         12.08 Expenses. Whether or not the transactions contemplated by this Agreement are consummated, all expenses incurred by Fidelity, SCTC and the Selling Shareholders in connection with the authorization, preparation, execution and performance of this Agreement, including without limitation all fees and expenses or agents, representatives, counsel and accountants, shall be paid by the party which incurred such expenses.

         12.09 Confidentiality. Each party understands that certain information which it has been furnished and will furnish in connection with this transaction is confidential and proprietary and each party agrees that it will maintain the confidentiality of such information and will not disclose it to others or use it except in connection with the proposed acquisition, without the consent of the party furnishing such information. Information of a party which is generally known in the industry, has been disclosed to its shareholders or creditors generally, is required to be disclosed by a governmental entity of appropriate jurisdiction, or which has been disclosed to the other party by third parties who have a right to do so shall not be deemed confidential or proprietary information for these purposes. In the event that the proposed acquisition is not consummated, each party agrees to promptly return to the others all materials (and copies thereof) which have been furnished to it regarding the business and financial condition of the other party, including all financial statements, reports, contracts, customer lists, accounts, records, tax returns, data, plans, processes and trade secrets.

         12.10 Attorneys Fees. In the event any action or proceeding is commenced by a party hereto seeking enforcement or interpretation of this Agreement, the prevailing party in such action shall be entitled, in addition to other sums, to collect all costs of such suit (including attorneys' fees actually incurred) from the party or parties adverse to such prevailing party in such suit or proceeding.

         12.11 Schedules. All Schedules referred to herein are intended to be and hereby are specifically made a part of this Agreement.

         12.12 Severability. Any provision of this Agreement that is invalid or unenforceable in any jurisdiction shall be ineffective to the extent of such invalidity or unenforceability without invalidating or rendering unenforceable the remaining provisions hereof, and any such invalidity or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

         12.13 Guarantee. Selling Shareholders hereby jointly and severally unconditionally guarantee to Fidelity and its Affiliates the full and timely performance of all the obligations and agreements of SCTC. The foregoing guarantee shall include the guarantee of the payment of all damages, costs and expenses that might become recoverable as a result of the nonperformance of any of the obligations or agreements of SCTC and/or Selling Shareholders or as a result of the nonperformance of any or either of SCTC and/or Selling Shareholders under this guarantee. Any guaranteed person may, at its option, proceed against either Selling Shareholder for the performance of any such obligation or agreement, or for damages for default in the performance thereof, without first proceeding against any other party or against any of their properties. Selling Shareholders further agree that their guarantee shall be an irrevocable guarantee and shall continue in effect notwithstanding any extension or modification of any guaranteed obligation, any assumption of any such guaranteed obligation by any other party, or any other act or thing that might otherwise operate as a legal or equitable discharge of a guarantor and Selling Shareholders hereby waive all special suretyship defenses and notice requirements. Selling Shareholders acknowledge and agree that this guarantee and the enforceability of same is a material and essential inducement to Fidelity to proceed with this transaction.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the day and year first above written.

                                     FIDELITY NATIONAL FINANCIAL, INC.

                                     By: /S/ Andrew F. Puzder
                                        ----------------------------------------
                                     Its:Executive Vice President
                                         ---------------------------------------
                                         (Title)


                                     SOUTHERN CALIFORNIA TITLE COMPANY

                                     By: /S/ Marshall D. Wexler
                                        ----------------------------------------
                                              Marshall D. Wexler,
                                              President

                                     By: /S/ William D. Rothenberg
                                        ----------------------------------------
                                              William D. Rothenberg,
                                              Vice President and Chief Financial
                                              Officer


                                     SELLING SHAREHOLDERS:

                                     /S/ Marshall D. Wexler
                                     -------------------------------------------
                                     MARSHALL D. WEXLER

                                     /S/ William D. Rothenberg
                                     -------------------------------------------
                                     WILLIAM D. ROTHENBERG

SPOUSAL CONSENT:

         I am the spouse of a Selling Shareholder and acknowledge that I have read, and am aware of the contents of, this Agreement. I hereby consent to and approve this Agreement, and accept its terms. I further acknowledge and agree that my interest, if any, and my spouse's interest in the SCTC Stock shall be disposed of in accordance with the terms and conditions of this Agreement, notwithstanding all interests I may have, if any, in the SCTC Stock (community property or otherwise).

/S/ Catherine Rothenberg
----------------------------------------
(signature)

/S/ Catherine Rothenberg
----------------------------------------
(print name)